Exhibit 10.46

[DATE]

To: [FIRST NAME] [LAST NAME]

Teva Global ID: [●]

Subject: 2017 Annual Bonus Plan

Dear [FIRST NAME],

I am pleased to inform you that your eligibility for annual cash bonus for 2017 will be based on the following scheme:

Glossary:

A.	Eligible Base Salary

Your Annual Base Salary (ABS)

B.	Target Bonus

100% of the Eligible Base Salary

C.	Performance Factor

Teva’s performance against pre-defined goals, comprised of 60% Teva’s overall KPIs, 20% BU KPIs and 20% Individual Performance Objectives

D.	Bonus Payout

In the range of 0% to 200% of Eligible Base Salary, as demonstrated in the following table and graph:

Level of Achievement of Objectives(1)	% Achievement of Objectives	Potential Annual Cash Incentive as a % of Annual Base Salary
Threshold	85% and below	No annual cash bonus payment
Target	100%	100%
Maximum	120% and above	200%

(1)	Payouts for performance between the threshold and target are determined linearly based on a straight line interpolation of the applicable payout range (6.67% for each percentile change in performance). Payouts for performance between the target and maximum are determined linearly based on a straight line interpolation of the applicable payout range (5% for each percentile change in performance).

Notes:

•	All components shall be calculated on a prorated basis (for example the Eligible Base Salary in case of working less than a full year or salary change, and the Performance Factor in case of change in BU)

•	The annual cash bonus is, and shall remain, subject to continued employment at the date of payout, to company’s policies, including with respect to claw back, and to any applicable law

•	The Eligible Base Salary shall not include any statutory allowances, benefits or perquisites

•	Teva reserves the right to amend or discontinue the plan at any time

I would like to take this opportunity to thank you for your continued dedication and efforts towards Teva’s success.

Sincerely,

Dr. Yitzhak Peterburg
Interim President and Chief Executive Officer